EX-21
(Exhibit 21)	Subsidiaries of Financial Institutions, Inc.

Wyoming County Bank (99.65% owned)
National Bank of Geneva (100% owned)
First Tier Bank & Trust (100% owned)
Bath National Bank (100% owned)
Burke Group, Inc. (100% owned)
The FI Group, Inc. (100% owned)
FISI Statutory Trust I (100% owned)

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